                            G-III APPAREL GROUP, LTD.

                                   For: G-III Apparel Group, Ltd.

                                        Contact: Investor Relations
                                        James Palczynski
                                        (203) 222-9013

                                        G-III Apparel Group, Ltd.
                                        Wayne S. Miller, Chief Operating Officer
                                        (212) 403-0500

      G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

                        -- NET SALES INCREASE BY 61.7% --
             -- OPERATING PROFIT INCREASES 55.1% TO $27.8 MILLION --
           -- NET INCOME PER DILUTED SHARE INCREASES 30.0% TO $1.73 --
           -- ACHIEVES STRONG PERFORMANCE FROM RECENT ACQUISITIONS --

     New York, New York - December 6, 2005 -- G-III Apparel Group, Ltd. (Nasdaq:
GIII) today announced operating results for the third quarter of fiscal 2006.

     For the three-month period ended October 31, 2005, G-III reported that net sales increased by 61.7% to $186.6 million and net income per diluted share increased by 30.0% to $1.73. This compares to net sales of $115.4 million and net income per diluted share of $1.33 during the comparable period last year.
Weighted average shares outstanding used in the diluted share calculation were
8,553,000 for the three months ended October 31, 2005 compared to 7,429,000 for the comparable period last year.

     For the nine-month period ended October 31, 2005, G-III reported net sales of $254.9 million and net income per diluted share of $1.23, compared to net sales of $175.9 million and net income per diluted share of $0.46 during the comparable period last year. Weighted average shares outstanding used in the diluted share calculation were 7,995,000 for the nine months ended October 31,
2005 compared to 7,480,000 for the comparable period last year.

     The Company's results of operations for the three and nine months ended
October 31, 2005 include the results of the Company's Marvin Richards and Winlit divisions from July 11, 2005, the date the Company acquired the stock of Marvin
Richards and certain assets from Winlit. The increases in net sales and net income per share during both periods were primarily due to including these two new divisions in the Company's results of operations. The three and nine-month results this year include an after-tax non-cash compensation charge of approximately

$920,000, or $0.11 per share, related to the vesting of restricted shares of common stock previously granted to key management.

     The prior year's nine-month results include a non-cash charge of $882,000, equal to $0.12 per share, associated with the Company's sale of its joint venture interest in a factory in China.

     Morris Goldfarb, G-III's Chief Executive Officer, said, "We are pleased to be on plan to achieve our anticipated full-year financial performance and continue to make excellent progress with respect to integrating our recent acquisitions. In particular, our Calvin Klein outerwear continues to experience strong demand at retail."

     Mr. Goldfarb continued, "Our recent acquisitions have not only enabled us to improve the strength and depth of our management team, but have also re-energized our organization. We intend to capitalize on the improved strategic and operational position of our business and are focused on taking advantage of our position to grow our business."

     Mr. Goldfarb concluded, "We have begun a thorough process of identifying and implementing an updated set of best practices across our organization. We will continue to seek synergies and benefits from our recent acquisitions."

     With respect to guidance for the fiscal year ending January 31, 2006, the
Company reiterates its forecast of net sales in the range of $330 to $340 million. Due to the non-cash compensation charge in connection with the vesting of restricted shares of common stock, equal to $0.11 per share on an after-tax basis, the Company is now forecasting net income per diluted share in the range of $0.85 to $0.90.

ABOUT G-III APPAREL GROUP, LTD.

     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The Company has fashion licenses, among others, for Calvin Klein,
Kenneth Cole, Nine West, Cole Haan, Guess?, Jones Apparel, Sean John, Cece Cord,
Izod, St. John Knits, House of Dereon, Ellen Tracy, Tommy Hilfiger, BCBG by Max
Azria and Donald Trump, and sports licenses with the National Football League,
National Basketball Association, Major League Baseball, National Hockey League,
Louisville Slugger, NASCAR, World Poker Tour and more than 60 universities nationwide. Company-owned labels include, among others, Marvin Richards, Black
Rivet, Winlit, LNR, La Nouvelle Renaissance, Colebrook and Siena Studio.

     Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related

thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws.
Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and
Exchange Commission. The Company assumes no obligation to update the information in this release.

(Financial Table to Follow)

                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                  Three Months Ended         Nine Months Ended

                                                 10/31/05     10/31/04     10/31/05     10/31/04
                                                 --------     --------     --------     --------

Net sales                                        $186,621     $115,406     $254,941     $175,878
Cost of sales                                     131,503       81,358      186,159      129,471
                                                ----------- ------------   ---------- -------------
Gross profit                                       55,118       34,048       68,782       46,407
Selling general and administrative expenses        27,337       16,135       49,040       38,058
Write down of equity investment                                                              882
                                                ----------- ------------   ---------- -------------
Operating profit                                   27,781       17,913       19,742        7,467
Interest and financing charges, net                 2,241          550        2,771          820
                                                ----------- ------------   ---------- -------------
Income before income taxes                         25,540       17,363       16,971        6,647
Income tax expense                                 10,727        7,466        7,128        3,237
                                                ----------- ------------   ---------- -------------
Net income                                        $14,813     $  9,897       $9,843     $  3,410
                                                =========== ============   ========== =============
Basic net income per common share                 $  1.87     $   1.38       $ 1.31     $   0.48
                                                =========== ============   ========== =============
Diluted net income per common share               $  1.73     $   1.33       $ 1.23     $   0.46
                                                =========== ============   ========== =============

Weighted average shares outstanding:

               Basic                            7,927,000    7,190,000    7,538,000    7,158,000
               Diluted                          8,553,000    7,429,000    7,995,000    7,480,000

BALANCE SHEET DATA (IN THOUSANDS):                                       At Oct. 31,    At Oct. 31,
                                                                         -----------    -----------
                                                                             2005           2004

    Working Capital                                                        $ 70,102     $ 62,359
    Inventory                                                                52,123       37,010
    Total Assets                                                            243,672      137,413

    Outstanding Borrowings                                                  119,511       36,211

    Total Shareholders' Equity                                             $ 84,381     $ 69,115

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